EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into by and between Lee D. Thibert (“Thibert”) and the Board of Directors of Chugach Electric Association, Inc., an Alaska electrical cooperative association headquartered in Anchorage, Alaska (“Chugach” or “Employer”).

WITNESSETH:

WHEREAS, Chugach is engaged in the business of production, transmission and distribution of electricity in Alaska;

WHEREAS, Thibert has skills and experience in electric utility management transmission and distribution of electricity; and

WHEREAS, Chugach desires to obtain Thibert’s services as the Chief Executive Officer of its business and Thibert desires to be employed in that position by Chugach;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein set forth, the parties hereto agree as follows:

1.Employment.   Chugach hereby employs Thibert as its Chief Executive Officer and Thibert hereby accepts such employment upon the terms and conditions hereinafter set forth.

2.Duties.

a.  Thibert shall serve as Chugach’s Chief Executive Officer and shall perform his services as such within the framework of Chugach’s bylaws, policies, procedures and goals as Chugach’s Board of Directors shall from time to time determine, including but not limited to the following (including future versions of these policies as modified or renumbered):

(i)Board Policy 401, Delegations of Authority from the Board of Directors to the Chief Executive Officer, Appendix A hereto;

(ii)Board Policy 402, Board of Directors – Chief Executive Officer Relationship, Appendix B hereto; and

(iii)Board Policy 403, Delegation to the Chief Executive Officer of certain Secretary and Treasurer of the Board’s duties, Appendix C hereto.

In such capacity, Thibert (i) shall exercise general supervisory responsibility and management authority over Chugach and all of its controlled affiliates, and (ii) shall perform such other duties commensurate with his position as may be assigned to him from time to time by the Chugach Board of Directors.

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b.  Thibert shall devote substantially all his business time, attention and energies to the performance of his duties and functions under this Agreement and shall not during the term of his employment hereunder be engaged in any other substantial business activity for gain, profit or other pecuniary advantage.  Thibert shall faithfully, loyally and diligently perform his assigned duties and functions and shall not engage in any activities whatsoever that conflict with his obligations to Chugach during the term of his employment hereunder.  Notwithstanding the foregoing, nothing in the foregoing shall be construed so as to limit or prohibit personal investments by Thibert; provided that such investments shall not amount to a controlling interest in any entity (other than trusts, limited partnerships or other entities adopted by Thibert for estate planning purposes).  Thibert also agrees that he will not participate in any political activity that will or may reflect adversely upon Chugach without obtaining the prior consent of Chugach’s Board of Directors.

c. Chugach shall furnish Thibert with an office and other facilities at Chugach’s headquarters location and services that are suitable to his position and adequate for the performance of his duties and functions hereunder.

3.  Term of Agreement.  The term of this Agreement shall be for a period of four (4) years commencing May 1, 2016, and ending April 30, 2020.  If the board has not given notice of renewal/termination by October 31, 2019, the contract will extend for one additional year.

4.  Compensation.  Chugach shall pay to Thibert, in consideration of and as compensation for the services agreed to be rendered by Thibert hereunder, the following:

a.

Salary:  Chugach shall pay to Thibert an annual salary, payable in regular installments on Chugach’s normal paydays, less any applicable withholdings required by law or any applicable deductions authorized by Thibert.  Salary changes shall be effective May 1st , of each year of the agreement consistent with the following:

b.	Starting Salary: Year one: an annual salary of Three Hundred Twenty Thousand Dollars ($320,000) (the “Base Salary”).

c.

Merit Increase:  Based on the annual Performance Review completed by the Board, Thibert will be eligible for a merit increase consistent with the Boards’ Interim Policy for CEO Appraisal and Compensation Performance Parameters, Objectives and Process (Appendix D to this Agreement).

The Board of Directors shall annually establish performance-based objectives in accordance with the Boards’ Interim Policy for CEO Appraisal and Compensation Pay for Performance Objectives and Process (Appendix E to this Agreement) for Thibert.  The Performance Payment shall be a percentage of Thibert’s base salary for the successful achievement of those objectives.  The stated objective(s) will be provided to Thibert by the Board of Directors and may be updated from time to time as the Board sees fit.  The parties acknowledge that such Performance Payment to Thibert, are not

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considered compensation under any of the retirement plans offered by Chugach and therefore will not be considered in determining Thibert’s retirement benefits.

5.  Chugach Provided Benefits.  During the term of this Agreement and if available then, Thibert shall be entitled to participate in all group health, pension, 401(k), deferred compensation plans, employer-paid long-term disability insurance and life insurance coverage and other fringe benefit programs maintained by Chugach and provided to its salaried administrative personnel, on the same terms as apply to participation therein by such personnel generally (except as otherwise provided herein). The Board of Directors agrees to adopt the attached Executive Benefit Restoration Plan not later than April 30, 2016.

6.  Holidays, Sick Leave and Annual Leave.Thibert shall be entitled to such holidays, sick leave and annual leave as are provided to Chugach’s salaried administrative personnel generally.

7.  Expenses.  During the term of this Agreement, Chugach shall reimburse Thibert for all reasonable travel, entertainment and other business expenses incurred or paid by Thibert in performing his duties and functions hereunder, subject to Thibert’s accounting for and reporting such expenses pursuant to applicable Chugach policies.

8.  Non-Competition.During the term of this Agreement, during any extension thereof, and for a period of one year after termination of this Agreement, Thibert shall not enter into or participate in any business competitive to the business carried on by Chugach in Alaska or at such additional locations, if any, outside Alaska at which Chugach conducts business. As used herein, the term “business competitive to the business carried on by Chugach” means any business that involves the production, transmission or distribution of electricity, and the words “Alaska” mean a business conducted in whole or in part within the boundaries of the State of Alaska.  The provisions of this Section 8 shall survive the expiration and/or termination of this Agreement.  If a court of competent jurisdiction should declare any or all of this provision unenforceable because of any unreasonable restriction of duration and/or geographical area, then such court shall have the express authority to reform this provision to provide for reasonable restrictions and/or to grant Chugach such other relief, at law or in equity, as is reasonably necessary to protect its interests.

9.  Confidential Information.During the term of this Agreement and at all times thereafter, Thibert will not use for his own advantage or disclose to any unauthorized person any confidential information relating to the business operations or properties of Chugach and any affiliate of Chugach.  Upon the expiration or termination of this Agreement, upon Chugach’s request, Thibert will surrender and deliver to Chugach all documents and information of every kind relating to or connected with Chugach and its affiliates.  As used herein “confidential information” means all information, whether written or oral, tangible or intangible, of a private, secret, proprietary or confidential nature, of or concerning Chugach and its business and operations, including without limitation, any trade-secrets or know-how, computer software programs in both source code and object code, information regarding any product or service, development, technology, technique, process or methodology, any sales, promotional or marketing

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plans, programs, techniques, practices or strategies, any expansion or acquisition plans, any operational and management guidelines, any cost, pricing or other financial data or projections, and any other information which is to be treated as confidential because of any duty of confidentiality owed by Chugach to any third party or any other information that Chugach shall, in the ordinary course of its business, possess or use and not release externally without restriction on use or disclosure.  The foregoing confidential information provision shall not apply to information which: (i) is or becomes publically known through no wrongful act of Thibert, (ii) is rightfully received from any third party without restriction and without breach by Thibert of this Agreement, or (iii) is independently developed by Thibert after the term of his employment hereunder or is independently developed by a competitor of Chugach at any time.  The provisions of this Section 9 shall survive the expiration and/or termination of this Agreement.

10.  Termination.

a. Termination for Cause.  Chugach may terminate Thibert’s employment for “cause” immediately upon written notice to Thibert, provided, however, that Thibert must be given ten (10) days written notice of cause for termination and the opportunity to cure such cause within that time if the Board in its reasonable discretion determines that (1) the cause for termination is capable of being cured and (2) no similar conduct or failure that was previously cured has occurred.  Such notice shall specify in reasonable detail the acts or omissions that constitute cause for termination.  For purposes of this Agreement, “cause” means a business-related reason that is not arbitrary, capricious or illegal and which is based on facts (i) supported by substantial evidence, and (ii) reasonably believed by the Board of Directors to be true.  Examples of “cause” for termination of employment are provided in Chugach Operating Policy 013 dated September 15, 2003, and are incorporated herein by reference to the extent they are consistent with this Agreement, and may also include the following:  willful and repeated failure or refusal to carry out reasonable orders, instructions, or directives of the Board of Directors; material acts of dishonesty, disloyalty or competition related to the business of Chugach or its relationships with employees, suppliers, contractors, customers or others with whom Chugach does business; refusal or failure to furnish material information concerning Chugach’s affairs as reasonably requested by or under the authority of the Board of Directors, or falsification or misrepresentation of such information, conviction of a crime constituting fraud, intentional dishonesty, moral turpitude, or other conduct that materially compromises the reputation of the employee or Chugach; or any other act, course of conduct, or omission that has or is reasonably likely to have a material adverse effect on Chugach, its business or financial position, or its goodwill or reputation.

In the event of the involuntary termination of his employment for cause, Thibert shall not be entitled to receive any compensation or benefits hereunder other than (1) his Salary earned through the effective date of Thibert’s termination, (2) accrued, unused annual leave, and (3) vested employee benefits under the terms and conditions of the governing plan documents and policies.  In the event of termination for cause under this Section, Thibert’s obligations under Sections 8 and 9 shall continue under the terms and conditions of this Agreement.

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b. Termination without Cause.  Chugach may terminate Thibert’s employment without cause at any time during the term of this Agreement or any extension thereof.  Upon such termination without cause and provided that the Consideration Requirements (as defined below) are satisfied, Chugach shall pay the following subject to the terms below:

(i)	Termination without Cause on or before October 1, 2017; a lump sum payment equal to 100% of his then Base Salary payable within ninety (90) days of the termination of employment;

(ii)

After October 2, 2017, termination without Cause on or before May 1, of any contract year; a lump sum payment equal to 100% of his then existing annual Base Salary payable within (90) ninety days of the termination of employment.

(iii)

Termination without Cause occurs when there is less than twelve (12) months remaining in the term of the Agreement a lump sum payment equal to 100% of his then existing Base salary on a prorated basis, payable within ninety (90) days of the termination of employment.

(iv)

The full cost of any continuation coverage required under the Consolidated Omnibus Budget Reconciliation Act (COBRA) of 1985, as amended, for a period not in excess of 12 months on an after-tax basis and thereafter Thibert shall be charged the full cost of such coverage.  If Thibert becomes reemployed with another employer and is eligible to participate in such employer’s health care plan, then Chugach shall not be obligated to pay the cost of any continued coverage after the date of such reemployment for Thibert and any of Thibert’s dependents.

(v)	The amounts described above under (i-iv) shall collectively be referred to as “Severance.”

For purposes of this Agreement, “Consideration Requirements” means all of the following: (i) Thibert executes and returns to Chugach a separation agreement in a form acceptable to Chugach, which shall include a full waiver and release of all claims by Thibert against Chugach, its affiliates, and their officers, directors, employees and agents, (ii) the Older Worker Benefit Protection Act (OWBPA) revocation period for the separation agreement has lapsed without revocation.

In the event of a termination without cause under this Section 10(b), Thibert also will be entitled to receive (1) his Salary earned through the effective date of Thibert’s termination, (2) accrued, unused annual leave, and (3) vested employee benefits under the terms and conditions of the governing plan documents and policies. In the event of termination without cause under this Section, Thibert’s obligations under Sections 8 and 9 shall continue under the terms and conditions of those Sections.

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c. Voluntary Termination.  Thibert may voluntarily terminate his employment under this Agreement at any time upon ninety (90) days prior written notice to Chugach’s Board of Directors, whereupon Chugach’s employment of Thibert shall terminate at the end of the ninety (90) day notice period.  In the event of Thibert’s voluntary termination of employment, he shall not be entitled to receive any compensation or benefits hereunder other than (1) his Salary accrued through the effective date of such termination, (2) accrued, unused annual leave, and (3) vested employee benefits under the terms and conditions of the governing plan documents and policies.  In the event of voluntary termination under this Section, Thibert’s obligations under Sections 8 and 9 shall continue under the terms and conditions of this Agreement.

d. Disability.  Chugach may terminate Thibert’s employment after having established Thibert’s disability, subject to applicable state and/or federal law.  For purposes of this Agreement, “Disability” means a physical or mental disability which impairs Thibert’s ability to substantially perform his duties under this Agreement and which results in Thibert becoming eligible for long-term disability benefits under Chugach’s long-term disability plan (or, if Chugach has no such plan in effect, which impairs Thibert’s ability to substantially perform his duties under this Agreement for a period of 180 consecutive days).  Thibert shall be entitled to the compensation and benefits under the terms and conditions of the governing plan documents or policies provided for under this Agreement for (i) any period during the term of this Agreement and prior to the establishment of Thibert’s Disability during which Thibert is unable to work due to a physical or mental disability, or (ii) any period of Disability which is prior to Thibert’s termination of employment pursuant to this Section.  In the event of termination due to disability under this Section, Thibert’s obligations under Sections 8 and 9 shall continue under the terms and conditions of this Agreement.

e. Death.  This Agreement shall automatically terminate the day after Thibert’s death if it has not already terminated prior to that date.  Thibert’s estate shall be entitled to the pay and benefits identified in subsection “c. Voluntary Termination,” of this section and any other pay and benefits required by law.  Specific documentation may be required prior to payment based on benefit program requirements or legal requirements.

f. Miscellaneous.  In the event of any termination or attempted termination hereof:  (i) if multiple events, occurrences or circumstances are asserted as bases for such termination or attempted termination, the event, occurrence or circumstance that is earliest in time, and any termination or attempted termination found to be proper hereunder based thereon, shall take precedence over the others; (ii) no termination of this Agreement shall relieve or release either party from liability hereunder based on any breach of the terms hereof by such party occurring prior to the termination date; and (iii) the terms of this Agreement relevant to performance or satisfaction of any obligation hereunder expressly remaining to be performed or satisfied in whole or in part at the termination date shall continue in force until such full performance or satisfaction has been accomplished and otherwise neither party hereto shall have any other or further remaining obligations to the other party hereunder.

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g. No Duty of Mitigation.  In the event of any termination of Thibert’s employment under subsection 10(b), Thibert shall be under no obligation to seek other employment and shall be entitled to all payments or benefits required to be made or provided to Thibert hereunder, without any duty of mitigation of damages and regardless of any other employment obtained by Thibert.

12.Injunctive Relief.  It is agreed that the services of Thibert are unique and that any breach or threatened breach by Thibert of any provision of this Agreement cannot be remedied solely by damages.  Accordingly, in the event of a breach by Thibert of his obligations under this Agreement, Chugach shall be entitled to seek and obtain interim restraints and permanent injunctive relief, restraining Thibert and any business, firm, partnership, individual, corporation or entity participating in such breach or attempted breach.  Nothing herein, however, shall be construed as prohibiting either party from seeking injunctive relief to require resolution of disputes or controversies arising out of or relating to this Agreement.

13.  Indemnification.

a.  Chugach shall indemnify Thibert (as a “protected person”) to the fullest extent permitted by AS 10.25.145 (the terms of which are incorporated herein by this reference) against all costs, expenses, liabilities and losses (including, without limitation, attorneys’ fees, judgments, penalties and amounts paid in settlement) reasonably incurred by Thibert in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative in which Thibert is made, or is threatened to be made, a party to or a witness in such action, suit or proceeding by reason of the fact that he is or was an officer or agent of Chugach or of any of Chugach’s controlled affiliates or is or was serving as an officer, trustee, agent or fiduciary of any other entity at the request of Chugach (a “Proceeding”).

b. Chugach shall advance to Thibert all reasonable costs and expenses incurred by him in connection with a Proceeding within twenty (20) days after receipt by Chugach of a written request for such advance, accompanied by an itemized list of the actual or anticipated costs and expenses and Thibert’s written undertaking to repay to Chugach on demand the amount of such advance if it shall ultimately be determined that Thibert is not entitled to be indemnified against such costs and expenses.  Thibert shall periodically account to Chugach for all such costs and expenses incurred by Thibert in connection with his defense of the Proceeding.

c.  The indemnification provided to Thibert hereunder is in addition to, and not in lieu of, any additional indemnification to which he may be entitled pursuant to Chugach’s Certificate of Incorporation or Bylaws, any insurance maintained by Chugach from time to time providing coverage to Thibert and other officers and directors of Chugach, or any separate written agreement with Thibert.  The provisions of this Section 13 shall survive any termination of this Agreement.

14.  Amendment and Modification.  This Agreement contains the entire agreement between the parties with respect to the subject matter hereof, and supersedes any and all prior agreements, arrangements or understandings between the parties hereto

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with respect to the subject matter hereof, whether written or oral. Notwithstanding the foregoing, nothing in this Agreement supersedes or restricts any of Thibert’s existing obligations to Chugach to protect the confidentiality of information of Chugach and to assign intellectual property rights to it or otherwise protect its intellectual property and/or business interests, which remain in full force and effect. Subject to applicable law and upon the consent of Chugach’s Board of Directors, this Agreement may be amended, modified and supplemented by written agreement of Chugach and Thibert with respect to any of the terms contained herein.

15.  Waiver of Compliance.  Any failure of either party to comply with any obligation, covenant, agreement or condition on its part contained herein may be expressly waived in writing by the other party, but such waiver or failure to insist upon strict compliance shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  Whenever this Agreement requires or permits consent by or on behalf of any party, such consent shall be given in writing.

16.  Notices.  All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, sent by registered or certified U.S. Mail, postage prepaid, commercial overnight courier service or transmitted by facsimile and shall be deemed served or delivered to the addressee at the address for such notice specified below when hand delivered, upon confirmation of sending when sent by fax, on the day after being sent when sent by overnight delivery, or five (5) days after having been mailed, certified or registered, with postage prepaid:

If to Chugach Chugach Electric Association, Inc. P.O. Box 196300 Anchorage, Alaska 99519-6300 Facsimile: (907) 762-4888 Attn: Chair of Board of Directors	If to Thibert Lee D. Thibert Mailing: 222 E 7th Ave Unit #103 Anchorage, AK 99501 Physical same

Or, in the case of either such party, to such substitute address as such party may designate from time to time for purposes of notices to be given to such party hereunder, which substitute address shall be designated as such in a written notice given to the other party addressed as aforesaid.

17.  Assignment.  This Agreement shall inure to the benefit of Thibert and Chugach and be binding upon the successors and general assigns of Employer.  This Agreement shall not be assignable by either party except to the extent set forth in Section 21.

18.  Enforceability.  In the event it is determined that this Agreement is unenforceable in any respect, it is the mutual intent of the parties that it be construed to apply and be enforceable to the maximum extent permitted by applicable law.

19.  Applicable Law.  This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Alaska without regard to

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conflicts of laws principles thereof, and shall further be construed and enforced in accordance with the laws applicable to contracts executed, delivered and fully to be performed in the State of Alaska.

20.  Compliance with Section 409A.  The intent of Thibert and Chugach is that all payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), this Agreement be interpreted to be in compliance with Section 409A, and that such payments and benefits not be subject to any tax or interest under Section 409A.  In the event any term or provision of the Agreement would be prohibited by or inconsistent with the requirements of Section 409A, or cause any payments or benefits to be subject to tax or interest under Section 409A, such term or provision will be deemed reformed and modified to the minimum extent reasonably appropriate to conform with Section 409A.  In no event will Chugach or any of its employees or representatives have any liability to Thibert in the event that any payment or benefit provided under this Agreement becomes subject to tax or interest under Section 409A.

21.  Beneficiaries: Executive’s Representative.  Thibert shall be entitled to select (and to change, from time to time, except to the extent prohibited under any applicable law) a beneficiary or beneficiaries to receive any payments, distributions or benefits to be made or distributed hereunder upon or following Thibert’s death.  Any such designation shall be made by written notice to Chugach.  In the event of Thibert’s death or of a judicial determination of Thibert’s incompetence, references in this Agreement to Thibert shall be deemed, as appropriate, to refer to his designated beneficiary, to his estate or to his executor or personal representative (“Thibert’s Representative”) solely for the purpose of providing a clear mechanism for the exercise of Thibert’s rights hereunder in the case of Thibert’s death or disability.

22. Jurisdiction.  Any litigation arising out of or involving this Agreement will proceed only in the Third Judicial District, State of Alaska, and venue will be permissible only in Anchorage, Alaska.

23. Acknowledgement of Non-Reliance.  Thibert acknowledges and agrees that he has executed this Agreement freely and voluntarily, and that no representation or promise not expressly contained in the Agreement has been made by Chugach or the Board of Directors.

24.  Informed Agreement.  All the terms and conditions in this Agreement have been reflected upon without haste.  The undersigned parties acknowledge that neither is at a disadvantage, that each has been advised to seek representation of counsel in the negotiation and signing of this Agreement, that each has had the opportunity to seek legal representation, and that each is signing this Agreement without coercion.

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IN WITNESS WHEREOF, the parties have executed this Agreement, effective February 25, 2016.

CHUGACH ELECTRIC ASSOCIATION, INC.
/s/Janet Reiser

Name: Janet Reiser

Title: Chair, Chugach Board of Directors

LEE D. THIBERT
/s/Lee D. Thibert
Lee D. Thibert

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APPENDIX A

CHUGACH ELECTRIC ASSOCIATION, INC.

BOARD POLICY:    401Date:

DELEGATIONS OF AUTHORITY

FROM THE BOARD OF DIRECTORS TO

THE CHIEF EXECUTIVE OFFICER

I.OBJECTIVE

To define the delegations of authority from the Board of Directors to the Chief Executive Officer to enable adequate direction of the operations of the Association and to report to the Board on the results achieved.

II.CONTENT

A.Planning

1.Policies

To formulate with his/her staff, as appropriate, the Board Policies to be recommended to a committee of the Board for their consideration and to participate with the Board Operations Committee and the Board in the development of Board Policies.  To formulate the Operating Policies and Procedures of the Association.  Such Operating Policies and Procedures shall be reviewed by the Chief Executive Officer periodically as necessary and a report made to the Board or a Board Committee.

2.Objectives

To develop, in consultation with the Board of Directors and staff, goals and objectives of the Association for presentation to and approval by the Board of Directors.  To review annually these goals and objectives, as well as the results achieved.

3.Short-Range and Long-Range Plans

To conduct studies, with staff and outside consultants if necessary, and recommend to the Board of Directors short-range and long-range plans, including plans in such areas as power supply, power requirements and load forecasts, need for generation and transmission facilities, procurement of fuel, financing, energy management and marketing, member and public

BOARD POLICY: 401	PAGE: 2

relations, materials management, construction, etc., and to report to the Board on results achieved compared to such plans.

4.Membership Meetings

To develop, with staff, plans for annual and other meetings of the Members and to make appropriate recommendations to the Board of Directors.

5.Annual Work Plans and Budgets

To formulate, with staff, annual work plans and budgets for the Association and recommend them to the Board for their consideration and approval and to provide detailed reports monthly on revenue, expenses and other results compared to such plans.

6.Legislation

To analyze and determine with staff, state and federal legislative and regulatory matters to be proposed, supported, or opposed consistent with established Board policy.  Reports will be submitted to the Board on a regular basis.

7.Retail and Wholesale Rates and Service Rules and Regulations

To periodically study and analyze the Association's retail and wholesale rates and service rules and regulations and make appropriate recommendations to the Board.

B.Organization

1.Organizational Structure

a.To periodically review activities of the Association and to determine, with staff, the organizational structure best suited to carry out the overall objectives of the Association, within the limitations of the budget, Board Policy and priorities.

b.To determine, with the appropriate staff, the need for additional positions, the transfer, reassignment, or elimination of present positions, and to effect such changes, provided they are within the limitations of the personnel costs of the approved budget. Reports should be made annually to the Board, or a committee of the Board, on the number of positions by organizational units as compared to previous years.

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2.Selection of Personnel

a.To develop or approve standards and qualifications for use in recruitment, transfer and promotion of personnel.  Such standards and qualifications should meet all federal and state legal requirements.

b.To hire, transfer, promote, and terminate personnel.

3.Training

a.To ensure that the Association staff is trained in accordance with the requirements of their positions.

b.To initiate and promote, through staff, appropriate management, professional and technical training programs for all personnel within the limitations of the approved budget and Board policy, including sending personnel to appropriate training programs outside the organization.

4.Performance Appraisals

a.To appraise, at least annually, the performance of the immediate staff and to counsel with them and assist them to develop and improve.

b.To ensure that an annual performance appraisal program is established and carried out for all personnel.

5.Position Descriptions

To ensure that written position descriptions and job specifications are prepared and reviewed annually for all personnel.  Such completed descriptions will not require Board approval.

6.Fringe Benefits

To administer or approve activities and actions with respect to vacations, holidays, sick leave and other fringe benefit programs for personnel within established policies, within the limitations of the budget, and as provided in collective bargaining agreements.  A report shall be presented annually to the Board or a committee of the Board describing the various benefits and the employee and employer contribution, if any, and what percent fringes are of payroll.

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7.Overtime

To ensure that overtime is controlled and to report annually to the Board on overtime as a percent of payroll compared to previous years and the results of the efforts to control this expense.

8.Consultants

To select and retain consultants, other than the firm performing the independent financial audit.

The selection and retention of any consultants working in areas which affect the function of the Board and are not delegated to the Chief Executive Officer requires the prior approval by motion or resolution of the Board of Directors.

Approval of invoices from attorneys hired by and reporting directly to the Board for Non-Routine Legal Matters shall be made by the Board Chair or Board Treasurer.  Increases to Contracts or Task Orders for Non-Routine Legal Matters in these circumstances may be made by the Board Chair, provided the increase does not exceed 10% of the original contract or $10,000, whichever is less.

9.Wage and Salary Administration

a.To develop a systematic wage and salary plan for non-bargaining unit employees and present it to the appropriate committee of the Board of Directors for its review to make an appropriate recommendation to the Board.

b.To determine all salary adjustments, except the Chief Executive Officer's, within the Board-approved wage and salary plan and policy and within the limitations of the budget.  A report is to be provided to the Board annually on the administration of the wage and salary plan.

c.To evaluate new positions and reevaluate existing positions.  If their responsibilities and authorities substantially change, and if appropriate, place these positions in the Board-approved wage and salary plan.

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d.To conduct labor surveys, as necessary, to determine wages and salaries paid for comparable jobs in the area in which the Association recruits personnel, and make recommendations to a committee of the Board of Directors on any revisions required in the wage and salary plan for non-bargaining unit employees, taking into account the financial condition of the Association.

10.Labor Relations

a.To negotiate bargaining unit contracts and make appropriate recommendations to the Board.

b.To administer the approved labor contracts and see that appropriate managers and supervisors understand the provisions of the contracts and their administration.

11.Employee Relations

To ensure that two-way communication between employees and management is established providing opportunities for feedback and employee involvement and participation as appropriate.

C.Operations

1.Overall Administration

a.To direct and manage the day-to-day operations and activities of the Association in accordance with the policies of the Board of Directors and in accordance with all contracts and lending institution policies and procedures, as well as applicable federal, state and local laws.

b.To delegate appropriate authority to immediate staff and authorize further delegation of authority to any level of management with full recognition that the Chief Executive Officer cannot be relieved of overall responsibility or any portion of accountability.

c.To designate an appropriate person to serve as Acting Chief Executive Officer in the absence of the Chief Executive Officer.

d.To ensure that staff advice and assistance is available to the Board of Directors and its committees.

BOARD POLICY: 401	PAGE: 6

e.To accept invitations to participate in or designate other staff members to participate in national, state and local meetings which further the best interest of the Association, within the limitations of Board policy and the approved budget.  Participation by the Chief Executive Officer in such activities which requires considerable time over a sustained period requires approval of the Board.

f.To determine the transportation needs of the Association, with the understanding that the number of company-owned or leased cars individually assigned to employees will be minimized, and a pool of company-owned or leased cars will be utilized, and both activities will be accomplished in the most economical and practical extent possible.  Such company-owned or leased cars shall be used only for trips that are primarily official business.

g.To serve as the authorized spokesperson for the Association on major issues impacting the Association and to keep the Board up to date and well informed on such issues.

h.To monitor and report to the Board of Directors on the Association’s legal matters.

i.To provide for continuous improvement of operational and financial practices and core performance metrics consistent with relevant industry norms

2.Membership Services

To direct appropriate and efficient membership services in such areas as, but not necessarily confined to, public and member relations, load management, energy conservation, marketing communications, and research.

3.Legislation

a.To develop and carry out, consistent with Board Policy 121, a legislative program furthering the Association's objectives and policies.  Such a program will include, but not be limited to, research, preparation of testimony, presentation of testimony before appropriate committees, consultation with members of Congress, the state legislature, and state and federal administrative and regulatory agencies.

b.To participate with allied groups to obtain their increased understanding and support of the Association's legislative and

BOARD POLICY: 401	PAGE: 7

regulatory objectives and programs.

4.Financial

a.

To administer the approved budget, including approval of non-budgeted items or budget changes of not more than $1,000,000 and all non-budgeted items which, in his or her judgment, are vital to affect unanticipated emergency maintenance or repairs.  Non-budgeted items or budget changes exceeding $500,000 must be reported to the Board of Directors.

b.

To determine the approval limits of individual employees for Association invoices, contracts, check requests, purchase orders and requisitions.  No transactions can be approved by an individual above his or her signature authority (whether it is a regular or one-time transaction) as provided by Association Operating Policies, Procedures and/or Practices and that individual’s job duties and responsibilities for that specific transaction.

c.

To invest or reinvest funds, cash investments when due, and cash government bonds when, and if, necessary to protect the Association's cash position, and to carry out an effective cash management program.

d.

To authorize and approve the travel expenses of personnel, except the Chief Executive Officer's, on company business within the limitations of the budget and within established policy.  All such expenses shall be supported by itemized expense accounts with receipts attached, as appropriate.  Expenses of the Chief Executive Officer will be approved by the Board Chair or the Treasurer of the Board prior to payment.

e.

To approve accounting systems, procedures, statistics and types of reports necessary for sound financial management of the Association, and to meet the requirements of lending and regulatory agencies and for necessary control information required by the Board of Directors.

f.

To purchase all equipment, vehicles, hardware, furniture, materials, and supplies within the limitations of the budget and Board policy.  All purchases shall comply with applicable Association bylaws, policies and procedures.  All purchases of major equipment or large quantities of materials for generation, transmission and substations shall be via competitive bids when feasible.

BOARD POLICY: 401	PAGE: 8

g.

To negotiate and approve contracts for construction in accordance with applicable Association procedures.  Contracts in excess of $1,000,000 (net to the Association) shall be submitted to the Board for approval.  Once the Board has approved the contract, the Chief Executive Officer or his/her designee is authorized to sign the contract and any invoices, purchase orders, task or requisitions related to that contract subject to the requirements of subsections h. and i. below.

h.

To approve purchase orders and contracts, including cumulative changes, if $1,000,000 or less (net to the Association) for previously Board-approved projects and report on all active purchase orders and contracts over $250,000 (gross) each quarter.  Purchase orders and contracts exceeding $1,000,000 (net to the Association) will be brought to the Board for approval prior to any commitments or expenditures being made.  Once the purchase order and contract have been approved by the Board, the Chief Executive Officer or his/her designee can sign any invoices, checks, purchase orders and requisitions related to the contract.

i.

To approve change orders on purchase orders and contracts previously Board-approved, if the cumulative value of the changes is less than 15% of the original value.  Change orders exceeding 15% of the original Board approved contract value or which cause the original value to exceed $1,000,000 (net to the Association) will be brought to the Board for approval prior to any commitments or expenditures being made.

j.	To approve invoices and payments for the purchase of fuel for the generation of electric energy.under fuel contracts previously approved by the Board
k.	To approve invoices and payments for the purchase of electric energy under contracts previously approved by the Board

l.	To approve invoices and payments necessary to comply with contractual obligations of the Association for facilities jointly owned with other certificated utilities or the State of Alaska.

m.	To approve payments necessary to comply with the requirements of the indenture and debt obligations of the Association.
n.	To approve invoices and payments of premiums for insurance for the Association.
o.	To approve payments necessary to comply with obligations of the Association under pension and benefits programs.

BOARD POLICY: 401	PAGE: 9

p.	To determine insurance coverages required for effective risk management and to negotiate purchase of such coverages within the limitations of the budget and Board policy.

q.

To authorize individual memberships in civic clubs and organizations and company memberships in local organizations in which membership would be helpful and to authorize payment of dues by the Association within the limitations of the budget and established Board policy.

r.	To ensure that an internal auditing function is in place to carry out necessary studies with reports to the Board by the Chief Executive Officer on the results of such studies as appropriate.

s.

After authorization of a bond issuance by the Board, to ensure that the documentation necessary for the issuance of bonds is prepared, and to carry out negotiations with financing institutions for the sale of such bonds striving to achieve the lowest cost financing and to obtain approvals as are necessary for the sale thereof.

t.

Subject to Subsections (g) and (h) above:  To negotiate and execute all documents relating to the purchase, use, sale, lease, or other transactions affecting real property, to exercise the power of eminent domain to acquire for projects described in an approved budget property which the Association has been unable to obtain by negotiation; to execute and deliver all environmental studies and reports; to make application for all permits relating to the operations of the Association; to design, route and determine the site for all facilities within the limitations of Board policy and the budget.

u.

To perform all acts necessary or incidental to the management of the operations of the Association, unless such acts are specifically reserved to the Board pursuant to law, the Association’s Articles of Incorporation and Bylaws, or Board policies.

5.Control

a.Operations

To submit periodic and special reports to the Board of Directors on conformity of operations with approved policies and programs and recommend any revisions requiring Board approval and to direct any remedial action required.

BOARD POLICY: 401	PAGE: 10

b.Finances

To submit periodic and special financial reports to the Board to keep them informed of the Association's financial position and conformance to financial plans and forecasts, and to see that all persons having access to cash or responsibility for purchasing of materials are properly bonded if required..

c.Budgets

To report monthly to the Board on revenues and expenditures compared to budget.  To recommend any revisions required, and to direct any necessary remedial action.

d.Annual Financial Audit

To participate with the Board in the review, with the auditor present, of the annual financial audit and management letter.  To direct any remedial action required and to ensure that the management letter, along with the Audit Report, is sent to each Board member prior to the meeting at which they are to be discussed.

e.Internal Controls

To develop and implement a system of internal controls for the Association which comply with industry standards in accordance with the Committee of Sponsoring Organizations of the Treadway Commission (COSO)

f.Materials Management

1.To determine the amount of, and establish proper control of, all physical inventories to minimize investment in inventories needed to meet operating and construction needs.

2.To ensure that a system is established to accurately account for all materials used.

g.Member Complaints

To submit periodically to the Board of Directors an analysis of Member complaints and to take any corrective action required or to recommend appropriate revisions in Board policy.

BOARD POLICY: 401	PAGE: 11

h.Reliability of Service

To submit annually to the Board a report on service reliability and any remedial action taken.

i.Availability of Power Supply

To report periodically to the Board on load growth compared to availability of power and to recommend plans to meet anticipated growth to ensure an adequate and reliable supply for the Member at the lower possible costs consistent with sound business and management practices.

j.Power Costs

To continually study power costs compared to projections and to recommend to the Board, as far in advance as possible, any changes in power costs necessary to maintain financial strength and stability and to meet all requirements of lending and regulatory agencies.

k.Loss Control

To ensure that a loss control program is carried out to minimize and control losses due to accidents, environmental hazards and other risks.

l.Member Meetings

To report to the Board on the effectiveness of annual and other member meetings with recommendations on improvements which can be made.

III.RESPONSIBILITY

A.The Chief Executive Officer shall report to the Board periodically on how these delegations are being carried out.  Further delegations to the Chief Executive Officer may be made as required.

The Chief Executive Officer may delegate any of the foregoing authorities to the Acting Chief Executive Officer or other staff and the Acting Chief Executive Officer may act in any or all of these responsibility areas in the absence of, and when designated to act for, the Chief Executive Officer.  The Chief Executive Officer is solely responsible for and accountable to the Board for the foregoing delegations of responsibility.

BOARD POLICY: 401	PAGE: 12

B.The Board of Directors is responsible for approving any changes in the delegations to the Chief Executive Officer.

The Board Chair shall be responsible for ensuring that the performance of the Chief Executive Officer is appraised each year by the Operations Committee of the Board and that a written report is made to the full Board on or before the second Board meeting in March of each year, but no later than April 23, on the results of such appraisal, including a recommendation on a salary adjustment when appropriate, and that the results of such appraisal are discussed with the Chief Executive Officer.

Date Approved:	Attested:
Alex Gimarc, Secretary of the Board

APPENDIX B

CHUGACH ELECTRIC ASSOCIATION, INC.

BOARD POLICY:  402

BOARD OF DIRECTORS - CHIEF EXECUTIVE OFFICER RELATIONSHIP

I.OBJECTIVE

To establish the policy governing the basic relationship between the Board of Directors and the Chief Executive Officer, including the principles involving the delegation of authority.

II.CONTENT

The Board of Directors of the Association recognizes, establishes, and maintains the following guidelines in their relationship with the Chief Executive Officer:

A.It is recognized that good management is the most important factor in the success of the Association.  This includes a strong and effective Board, Chief Executive Officer, as well as dedicated and capable employees.  In exercising its responsibilities, the Board of Directors reserve their authority to establish policies, approve plans and programs and delegate authority to their Chief Executive Officer, except those that are by law, the Articles of Incorporation and Bylaws, conferred upon or reserved to the members.

B.The Board of Directors recognize their responsibility and their need to establish policies, approve plans and programs, appraise results achieved and delegate authority to the Chief Executive Officer to execute and carry out their plans, programs and policies.  The Chief Executive Officer shall, among other things, be responsible for the hiring of capable personnel within the limitations of Board policy and budget constraints, determining compensation within the approved wage and salary plan and policy, training, supervising and terminating if necessary.

C.All policies of the Board of Directors shall be adopted at regular or special Board meetings acting collectively as a Board.  The Chief Executive Officer is delegated the responsibility of carrying out such policies and reporting back to the Board on the results achieved.

D.The Board of Directors recognizes that efficient management of the Association can exist only through mutual understanding and complete cooperation between the Board of Directors and the Chief Executive Officer.  The Chief Executive Officer is expected to produce results and give an account to the Board of Directors for his or her stewardship.  His or her performance cannot be the best unless he or she is given latitude to exercise independent judgment in executing policies of the Board of

Directors.  The Board of Directors acknowledges that obligation and gives the Chief Executive Officer that latitude of judgment and discretion, and expects faithful performance in carrying out all of the policies of the Board of Directors.

E.The Board of Directors recognize their responsibility for the employment of a Chief Executive Officer, and further, the additional responsibility for a systematic annual appraisal, no later than April 23 each year, of the Chief Executive Officer’s performance in order that growth, development and effective improvements are encouraged.

F.The Chief Executive Officer may only be terminated in accordance with the contract between the Chief Executive Officer and the Board.

III.RESPONSIBILITIES

The Board Chair shall be responsible for bringing the attention of the Board members to non-adherence to this policy.

Date Approved:	Attested:
Secretary of the Board

APPENDIX C

CHUGACH ELECTRIC ASSOCIATION, INC.

BOARD POLICY: 403

DELEGATION TO THE CHIEF EXECUTIVE OFFICER OF CERTAIN OF THE SECRETARY AND TREASURER OF THE BOARD’S DUTIES

I.OBJECTIVE:

To delegate to the Chief Executive Officer certain duties of the Secretary and the Treasurer of the Board.

II.CONTENT:

Article VI, Section 8 of the Association’s bylaws provides that the Board may delegate one or more of the duties of the Secretary of the Board and/or of the Treasurer of the Board to others.  By this policy, the Board specifies the duties so delegated and establishes certain standards and conditions governing these delegations:

A.The duties hereinafter specified are delegated to the Chief Executive Officer.  The Chief Executive Officer may further delegate these duties to his/her staff, but he/she shall not be relieved of full accountability for their proper execution.

B.Certain of the Secretary of the Board’s duties as set forth in Article VI, Section 6 of the Association’s Bylaws are so delegated as described below:

1.Recording the minutes of the board or member meetings.  However, if the Secretary of the Board is present at such meetings, this shall be done under his/her supervision and direction, and the Secretary of the Board shall be responsible for their accuracy and shall sign them after they are duly approved.

2.Giving notice of board or member meetings.  However, if the Secretary of the Board so desires, the Secretary of the Board shall approve the form and wording of any notice of a special board or member meeting, in which case such notice shall be sent over his/her name as Secretary of the Board.  The Chief Executive Officer shall notify the Secretary of the Board that such a notice is to be given so as to afford him/her an opportunity to exercise the prerogative above stated.

BOARD POLICY: 403	PAGE: 2

3.Serving as custodian of the Association’s records and its official seal.  The Secretary of the Board shall, however, affix or personally supervise the affixing of the official seal to any document if so required by law or board resolution.

4.Keeping a register of the names and addresses of all members.

5.Keeping on file copies of the Association’s Articles of Incorporation and Bylaws and being responsible for furnishing copies thereof to members upon their request.

6.In general, performing all duties incident to the office of Secretary of the Board, and such other duties as from time to time may be assigned by the Board of Directors.

C.Certain of the Treasurer of the Board’s duties as set forth in Article VI, Section 7 of the Association’s bylaws are delegated to the Chief Executive Officer as described below:

1.Being in charge and having custody of, and being responsible for, all funds and securities of the Association.  However, the Chief Executive Officer’s duties, responsibilities and authorities in this respect may be limited or conditioned as otherwise resolved by the Board, either from time to time or by separate policy governing the subject.

2.Receiving, receipting, depositing and investing monies received by the Association. However, the Chief Executive Officer’s duties, responsibilities and authorities with respect to deposit institutions and investments shall be within the limitations of Board policy.

3.In general, performing all the duties incident to the office of Treasurer of the Board and such other duties as from time to time may be assigned by the Board of Directors.

III.RESPONSIBILITIES:

It shall be the responsibility of the Board of Directors to administer this policy.

Date Approved:	Attested:
Secretary of the Board

February 25, 2016

APPENDIX D

Board of Directors

CEO Appraisal and Compensation

Process

The Board may use the following scoring matrix to award a percentage salary increase based on preset parameters on a “balanced scorecard” basis and arrive at an overall score from 1 to 5 which will be used to calculate the annual percentage wage increase in Section 4c of the Employment Agreement (See Example 1 Chart).

Example 1.   Calculation of Overall Parameter Performance

Parameter	Board 1	Board 2	Board 3	Board 4	Board 5	Board 6	Board 7	Average	STD DEV
1	4	3	3	4	3	2	5	3.4
2	3	3	4	4	5	5	2	3.7
3	5	5	5	3	4	4	4	4.3
4	4	4	4	4	4	4	4	4.0
5	3	3	3	3	3	3	3	3.0
6	5	5	5	5	5	5	5	5.0
7	4	4	5	3	3	3	3	3.6
8	2	3	3	3	2	2	2	2.4
Overall								3.7

CEO Merit Increase Parameter Scoring Guideline

Well in advance of each performance cycle the Board of Directors and the CEO will work together to establish and adjust annual performance parameters for the CEO and Corporation.

At the end of each performance cycle it is the responsibility of the Board of Directors to assess the performance of the CEO and Corporation compared with the parameters that were previously developed during the previous cycle (including any parameters that may have been added or adjusted mid-term, after the start of the performance cycle).  Scoring of the CEO’s performance will use a five-point scale.  The following general guideline will be helpful in determining the score on a specific parameter.

Outstanding (5):  An “outstanding” score will be supported by specific work product, demonstrated change, documented results, creating something new, repeatability of results, on time/under budget results, and execution of an effective communication plans.  The work is performed in such a way to contribute to the relationship with the board, members, employees, and business partners (where applicable).  All or nearly all of the sub goals or measures within the parameter were met.

February 25, 2016

Excels (4):  An “excels” score will be supported by specific work product, demonstrated change, documented results, creating something new, repeatability of results, on time/under budget results, and execution of an effective communications.  The work is performed in such a way to contribute to the relationship with the board, members, employees, and business partners (where applicable).  More than half of the sub goals or measures within the parameter were met.  Progress is shown on all sub goals and measures.

Good (3):  A “meets expectations” score is for simply meeting the base requirement of the parameter.  Work product or outcomes may lack one of the five point hallmarks.  The majority of the sub goals or measures with the in the parameter were met.

Needs Improvement (2):  A “needs improvement” score is supported when more than half of the sub goals or measures with the in the parameter were not met.  Needs improvement may also be applied when a goal is met but where a significant number of the five point score hallmarks are not met.  Progress is not shown on all sub goals and measures.

Unsatisfactory (1):  An “unsatisfactory” score will be supported by specific examples of goals, targets, and timeline not being met.  Additionally, a poor score could include work that was simply not started or planned.  This does not include parameters that were not met due to advanced reprioritization with the board.  Or, parameters that could not be met due to circumstances that were unforeseen or not controllable.  All or nearly all of the sub goals or measures with the in the parameter were not met.

5 = Outstanding: Consistently exceed expectations

4 = Excels: Frequently exceed expectations

3 = Good: Meets, and may exceed expectations

2 = Needs Improvement: Meets some, but not all expectations

1 = Unsatisfactory.

The following table shall be used to determine the annual salary increase of the CEO based on the above-mentioned Parameters and scoring.

Salary Increase	Overall Parameter Performance Review Score Range
0%	1.0	2.5
1%	2.6	3.0
2%	3.1	3.8
3%	3.9	4.5
5%	4.6	5.0

February 25, 2016

APPENDIX E

Board of Directors

CEO Pay for Performance Process

Performance Payment.  If CEO maintains an overall Parameter Performance score of 3.1 or higher the CEO shall be eligible for a performance-based Payment.

Well in advance of each performance cycle the Board of Directors and the CEO will work together to establish and adjust annual Pay for Performance Objectives for the CEO and Corporation.

At the end of each performance cycle it is the responsibility of the Board of Directors performance of the CEO and Corporation compared with Pay for Performance Objectives that were developed during the previous cycle (including any objectives that may have been added or adjusted mid-term, after the start of the performance cycle).

Board to apply weighting to each objective and sum total percentage (see Example Chart).  This percentage used in Section 4d of Employment Agreement to determine performance payment. Board can either gain consensus on achieved percentage or score separately and calculate an average percentage achieved for each objective.

Example 2 – Percent of Objectives Achieved

Objectives	Max	Achieved	Category %
1	30%	100%	30%
2	20%	50%	10%
3	20%	50%	10%
4	10%	50%	5%
5	10%	20%	1%
6	10%	100%	5%

	100%		61%

The following table will be used to calculate the Performance Payments.

Percentage of Objectives Achieved Range		Performance Payment Percentage of Salary
0%	25%	0%
26%	44%	6%
45%	63%	12%
64%	82%	18%
83%	100%	30%